EXHIBIT 99.1

NEWS RELEASE

For Release on June 4, 2012	Contact: Frank Romejko
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer (acting)

Giga-tronics Renews High Performance Filter Contract

SAN RAMON, Calif. — June 4, 2012 -- Giga-tronics Incorporated (NASDAQ: GIGA) announced today that it has completed negotiations with a major aircraft supplier to continue delivery of its high performance filters.  The new contract totals more than $4.9M if all options are exercised, which will extend production of the filters at Giga-tronics Microsource division through 2015.

Giga-tronics has just received the third year’s release of this 4-year contract for $1.2M along with a separate order for spare Filters for $900K and will book these orders in the first quarter of the Company’s 2013 fiscal year, which began April 1, 2012.  Giga-tronics already booked orders for the first two years of this contract, totaling nearly $2.5M during its 2011 and 2012 fiscal years.

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices; all manufactured and tested in the USA.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  Please visit our website at www.gigatronics.com.

This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 26, 2011 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.